UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 27, 2014

Roberts Realty Investors, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

001-13183	58-2122873
(Commission File Number)	(IRS Employer Identification No.)

450 Northridge Parkway, Suite 302
Atlanta, Georgia	30350
(Address of Principal Executive Offices)	(Zip Code)

(770) 394-6000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2014, the compensation committee of the board of directors of Roberts Realty Investors, Inc. reviewed the compensation of our President, Mr. Charles S. Roberts, for 2013. After reviewing the results that were attained during 2013, the compensation committee approved a bonus of $150,000 for Mr. Roberts for the year 2013. The compensation committee took into account Mr. Roberts’ efforts in leading:

(a) the direct sale of 20.6 acres of the Peachtree Parkway property to Lennar Multifamily Investors, LLC, resulting in $7,090,000 of sales proceeds (without the payment of a brokerage commission), the repayment of $7,000,200 in debt and the decrease in our annual operating expenses of $475,000;

(b) the direct sale of an additional 1.5 acres of the Peachtree Parkway property to another unrelated purchaser, resulting in $450,000 of sales proceeds (without the payment of a brokerage commission);

(c) the sale of the Northridge Office Building, resulting in $5,280,000 of sales proceeds, the repayment of $2,422,533 in debt and the decrease in our annual operating expenses of $210,000;

(d) the acquisition and closing of a new $5,500,000 loan secured by the North Springs property, resulting in $2,553,660 of net proceeds for working capital purposes and the repayment of the $2,000,000 Northridge land loan, leaving the Northridge land, which has a book value of $4,373,789, unencumbered;

(e) the renewal and extension of $13.0 million of maturing debt; and

(f) the completion of the Company’s exit from the retail and office business through the disposition of the Bassett and Spectrum retail centers in satisfaction of $7,098,411 of debt and the decrease in our annual operating expenses of $165,000.

The compensation committee also considered that Mr. Roberts has not received an increase in his $225,000 annual salary since January 1, 2007, that we have never provided him with any employee benefits such as medical, dental and life insurance, retirement plan contributions or deferred compensation, or perquisites such as an auto allowance or payment for mileage and that he has no employment contract.

Item 8.01 Other Events.

As previously reported, we expect to begin construction on our Bradley Park multifamily apartment community in the first quarter of 2014. Bradley Park is a 22-acre site at the GA-400 and Highway 20 interchange, zoned for 154 multifamily units. The property is in Forsyth County, Georgia, which is ranked as America’s 7th fastest growing county by Forbes Magazine. Bradley Park is located in close proximity to the Northside Hospital - Forsyth complex, which employs more than 2,200 physicians and 1,800 employees. We have submitted our engineering plans to Forsyth County to obtain the clearing and grading permits for Bradley Park and expect to obtain the clearing and grading permits prior to February 28, 2014.

Additionally, we expect to begin construction on our Northridge multifamily apartment community in the second quarter of 2014. Northridge is a 10.9-acre site located in Sandy Springs at the GA-400 and Northridge interchange, zoned for 220 multifamily units. The community’s location is almost equidistant from North Point, Perimeter Center, and Phipps Plaza/Lenox Mall/Buckhead, which are three of Atlanta’s major employment and retail bases. The community has easy access to Georgia 400, MARTA, Atlanta’s rapid rail transit system; and, outside of peak congestion periods, is within a 30 minute drive of virtually the entire metro area, including Hartsfield Jackson International Airport. We have purchased our land disturbance permit and are currently completing the architectural design to enable us to apply for our building permits from the City of Sandy Springs.

Consistent with our previous disclosure, we continue to pursue and work on strategic alternatives that would enhance shareholder value through a sale, merger, or other business combination. We remain in active discussions with several companies that have expressed a desire to become a public company through a transaction with Roberts Realty. As of the filing date of this report, we have not entered into any definitive agreement for such a transaction.

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements relate to our intent, belief, or expectations regarding our pursuit of strategic alternatives, including a possible sale or merger of the company, our development and construction of our Bradley Park and Northridge multifamily apartment communities, and our obtaining the clearing and grading permits for the Bradley Park community and the building permits for the Northridge community.  These statements involve a number of known and unknown risks, uncertainties, and other factors, all of which are difficult or impossible to predict and many of which are beyond our control, that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by those forward-looking statements, including the availability of debt and equity financing for such activities, the precise timing of the commencement of construction and our evaluation of strategic alternatives.

For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  You should not place undue reliance on the forward-looking statements, which speak only as of the date of this report. All subsequent written and oral forward-looking statements attributable to the company or any person acting on its behalf are expressly qualified in their entirety by these cautionary statements. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. For more information about other risks and uncertainties that we face, please see the section in our most recent annual report on Form 10-K and quarterly report on Form 10-Q entitled “Risk Factors.”

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: January 31, 2014	By:	/s/ Charles S. Roberts
Charles S. Roberts
Chief Executive Officer